Investor Fact Sheet
NYSE: NJR
NJR Contacts:
Dennis R. Puma, Director, Investor Relations	732-938-1229
Glenn C. Lockwood, Sr. Vice President & Chief Financial Officer	732-938-1491

October 22, 2010
NEW JERSEY NATURAL GAS FILES ACCELERATED INFRASTRUCTURE II
PROGRAM
OVERVIEW
On October 20, 2010, New Jersey Natural Gas (NJNG), the principal subsidiary of New Jersey Resources Corporation (NJR), became the first utility in the state to file a petition with the New Jersey Board of Public Utilities (BPU) for approval to extend its successful Accelerated Infrastructure Program.

NJNG has proposed a $52.2 million extension of the program that would accelerate the commencement and completion of nine additional infrastructure projects throughout its service area of Monmouth, Morris and Ocean counties. These capital improvement projects, referred to collectively as AIP II, include main replacements, system reinforcements and expansions. If approved, all work associated with the proposed projects will commence as soon as possible, but no later than December 31, 2011, and will be completed no later than August 31, 2012.

AIP II is designed to accelerate previously planned capital expenditure projects, as well as create an estimated 50 to 75 direct jobs to help stimulate the economy and support job growth in the state. The above workforce development estimate does not include any potential employment increases related to indirect construction supply, services or material businesses that would result from this construction.

A recent study conducted through the Rutgers University Bloustein School of Planning and Public Policy entitled “Economic Impacts of Energy Infrastructure Investments,” found that an infrastructure investment program such as the one proposed by NJNG could create, among other things, indirect and induced one-time job-years. Indirect jobs would be those related to the activity of suppliers necessary for the infrastructure work while induced jobs relate to changes in consumer spending based on changes in labor income within a region. Essentially, the study concluded that for every $1 million dollars spent on infrastructure construction projects approximately 10 jobs are created.

Based on the AIP II proposed $52.2 million level of spending and utilizing the results of the Rutgers study, the following statewide economic benefits are projected:

•	532 direct, indirect and induced one-time job years

•	$30 million income

•	$40 million gross state product

•	$1.8 million in business and household local tax revenue

Capital Investment Costs
Capital investment costs will consist of all prudently incurred capital expenditures associated with the projects, including actual costs of engineering, design and construction, cost of removal (net of salvage) and property acquisition, including actual labor, materials and overheads.

If approved, recovery of the program costs will continue to be at NJNG's weighted average cost of capital (WACC) of 7.76 percent. The WACC was approved by the BPU in October 2008 and is as follows:

	Amount $000	Ratios	Cost Rate	Weighted Cost Rate
Long-term Debt	$411,344	41.6%	5.44%	2.27%
Short-term Debt	66,000	6.7%	2.9%	0.19%
Customer Deposits	4,447	0.5%	4.79%	0.02%
Common Equity	506,332	51.2%	10.3%	5.28%
Total	$988,123	100%		7.76%
Accounting Treatment and Regulatory Timeline
As has been the practice in the previously approved AIP, during AIP II construction years, and consistent with regulatory accounting practices, NJNG has requested the authorization to accrue an Allowance for Funds Used During Construction (AFUDC) on AIP II capital expenditures. Therefore, NJNG would accrue the rate impact of financing as AIP II expenditures occur, although recovery of investment costs and accrued AFUDC for regulatory purposes would be permitted only after the approved regulatory timeline below.

The proposed timeline for AIP II cost recovery would be as follows:

Date	Action
June 2011	NJNG files for recovery of AIP II project costs incurred through August 2011
October 2011	New base rates into effect upon BPU approval
June 2012	NJNG files for recovery of AIP II project costs incurred through August 2012
October 2012	New base rates into effect upon BPU approval

Rate Impact
The Company estimates that the total rate increase resulting from the AIP II will be approximately 1 percent to the bills of an average residential heating customer based on the Company's current rates and anticipated sales volumes.

For Further Information Contact:
Dennis R. Puma, Director, Investor Relations, 732-938-1229
dpuma@njresources.com

Glenn C. Lockwood, Senior Vice President and Chief Financial Officer, 732-938-1491
gclockwood@njresources.com

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